Universal Energy Corp. Second Acquisition Strengthens Diversification
Tuesday February 6, 8:00 am ET

ORLANDO, Fla., Feb. 6 /PRNewswire-FirstCall/ -- Universal Energy Corp. (OTC Bulletin Board: UVEC - News) announced, today, the acquisition of Williston Crane LLC, a Florida-based energy services provider.

The letter of intent to purchase Williston Crane is the second in a series of recent agreements targeted in Universal Energy's aggressive growth and diversification strategy to continue strengthening its corporate structure.

Universal's intent to purchase PowerTown Line Construction was announced in late January with an estimated closing date of six weeks. Both of these companies currently provide services associated with Universal's long-term growth plan and fit well with the increasing demands of the market.

"We have signed a letter of intent for the purchase of Williston Crane LLC," commented Billy Raley, CEO of Universal. "And we continue to investigate additional companies to purchase in keeping with our strategy of diversification and continued strengthening of our corporate financial position."

Williston Crane LLC provides heavy equipment used in the maintenance and construction industry.

The president of Williston Crane, Marc Nussel, commented about the impending sale, "we are excited to join forces with a rapidly growing public company like Universal Energy".

"This second acquisition keeps us on track with our business growth and development plan," stated Dyron Watford, Universal CFO. "We continue to target companies for acquisition like Williston Crane and PowerTown that we expect to be immediately accretive to our corporate earnings."

About Universal Energy Corp. - Universal Energy Corp. is a diversified energy company currently focused on oil and gas exploration. Universal's current focus is on the exploration of its land portfolio comprised of a working interest in highly prospective acreage in Alberta, Canada. Our corporate growth strategy includes the acquisition of energy services companies to diversify and strengthen our financial position. Go to www.universalenergycorp.info for details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

Source: Universal Energy Corp.